Exhibit 10.5
TREEHOUSE FOODS, INC. EXECUTIVE SEVERANCE PLAN
(As Amended and Restated as of April 26, 2017)
WHEREAS, TreeHouse Foods, Inc. (the "Company") originally established the TreeHouse Foods, Inc. Executive Severance Plan, effective May l, 2006 (the '"Plan"), and amended and restated the Plan effective January 1, 2008, January 1, 2012, and February 21, 2014;
WHEREAS, the Plan contains severance provisions for involuntary terminations by the Company without Cause or for voluntary terminations by the executive for Good Reason;
WHEREAS, the Plan provides severance benefits to certain employees of the Company and Affiliates thereof as designated by the Compensation Committee of the Board of Directors (the "Executive" or "Executives"), and shall not be applicable to employees of the Company (or any Affiliate) whose employment is subject to an employment agreement, unless such agreement expressly states that such employee shall be eligible to participate in the Plan;
WHEREAS, the Company has determined that it is desirable to make certain clarifying changes to the Plan.
NOW, THEREFORE, the Plan is hereby amended and restated in its entirety effective as of April 26, 2017 (the '"Effective Date"), and it supersedes all prior plans, policies and practices of the Company (or any Affiliate thereof); and, for the Executives designated by the Committee as covered by the Plan, the Plan is the only severance program for such Executives.
1.Definitions.
(a)"Affiliate" means with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.
(b)"Base Salary" means the regular annual rate of base salary in effect on the Executive's date of termination (or on the date of a Change in Control, if such amount is greater).
(c)"Board" means the Board of Directors of the Company.
(d)"Cause" means an Executive's (i) willful failure to perform substantially his or her duties; (ii) willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) breach of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer's "code of conduct," including, without limitation, the Company's Code of Ethics, or (v) failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Executive's employment shall be deemed to have terminated for Cause if, after the Executive's employment has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.
(e)"Change in Control" means the first occurrence of any of the following events after the Effective Date:

(i)any person, entity or "group" (as defined in Section 13(d) of the Exchange Act), other than the Company, a wholly-owned Affiliate of the Company, and any employee benefit plan of the Company or any wholly-owned Affiliate of the Company, becomes a "beneficial owner" (as defined in Rule 13d-3 under the Act), of thirty percent (30%) or more of the combined voting power of the Company's then outstanding voting securities;
(ii)the persons who, as of the Effective Date, are serving as the members of the Board (the "Incumbent Directors") shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);
(iii)the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirect1y, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x) immediately above, and (B), within the 12-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);
(iv)the Company consummates a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x) immediately above; and
(v)the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced.

(f)"Code" means the Internal Revenue Code of 1986, as amended from time to time.
(g)"Committee" means the Compensation Committee of the Board.
(h)"Earned Compensation" means the sum of:
(i) any Base Salary earned, but unpaid, for services rendered to the Company (or an Affiliate) on or prior to the Executive's date of termination, which shall be payable in a lump sum no later than the Company's next regularly scheduled payroll date following the Executive's date of termination;
(ii) any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the Executive's date of termination occurs that has not been paid on or prior to the Executive's date of termination (other than Base Salary and Incentive Compensation that has been deferred, if any, pursuant to Executive's election), and which is paid at the time all other executives are paid with respect to such calendar year and payable under the terms of the applicable underlying incentive plan; provided that Executive's entitlement to such payment is governed solely by the terms of the applicable underlying incentive plan with the sole exception that, in the event of a termination of the Executive without Cause and which entitles the Executive to payment under Section 4(a) hereof (i.e., following a Change in Control), "Earned Compensation" shall include any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the Executive's date of termination occurs, notwithstanding any requirement that the Executive be in active employment on the date such Incentive Compensation is paid or any other terms of the applicable incentive plan to the contrary;
(iii) any accrued but unused vacation days paid in accordance with the underlying program terms and conditions; and
(iv) any business expenses incurred on or prior to the date of the Executive's termination that are eligible for reimbursement in accordance with the Company's (or the Affiliate's, as applicable) expense reimbursement policies as then in effect.
(i)"Employer" means the Company and any Affiliate thereof.
(j)"ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.
(k)"Good Reason" means, solely with respect to this Plan, the occurrence of any of the following events without the Participant's express written consent (i) a material reduction by the Company of the Executive's annual compensation (including Base Salary, Target Incentive Compensation opportunity, and the percentage of Base Salary from which the long-term incentive award is calculated), other than a reduction approved by the Board that similarly applies to all executive officers of the Company or similarly situated Executives, or (ii) a change in the offices of the Executive to a place that is more than thirty

(30) miles in distance from the Executive's current principal business office with the Company. Additionally, following a Change in Control, "Good Reason" shall also include a material reduction in the Executive's duties and responsibilities or the assignment to Executive of duties and responsibilities that are materially inconsistent with the Executive's duties or which materially impair the Executive's ability to function in his/her current position; and for the avoidance of doubt any change in Executive's reporting relationships and/or supervisors shall not be considered Good Reason unless such reporting relationship and/or supervisor change is accompanied by the change in duties and responsibilities set forth above. For an Executive's termination to be on account of "Good Reason," the Executive must provide written notice to (A) the Chief Executive Officer with respect to any Executive with a title of Senior Vice President or higher; or (B) any officer with the title of Senior Vice President or higher with respect to an Executive not covered by subclause (A) immediately above, within sixty (60) calendar days of the Executive's having actual knowledge of the occurrence of one of these such events stating that the Executive intends to terminate his/her employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within ten (10) calendar days of the receipt of such notice. Further, for an Executive's termination to be on account of "Good Reason," it must occur within one hundred eighty
(180) calendar days following the initial existence of the applicable condition.
(l) "Incentive Compensation" means with respect to any calendar year, the annual incentive bonus paid or payable under any applicable plan or program of the Company (or an Affiliate} providing for incentive compensation.
(m)"Key Employee" means a "specified employee" as such term is defined under Code Section 409A and the regulations issued thereunder.
(n)"Plan" means the TreeHouse Foods, Inc. Executive Severance Plan, as set forth herein and as amended from time to time. The Plan, as set forth herein, is an "employee welfare benefit plan" within the meaning of ERISA Section 3(1), and the Company intends that the Plan be administered in accordance with the applicable requirements of ERISA.
(o)"Release" has the meaning given to such term in Section 5(b) herein.
(p)"Release Deadline" means the date that is sixty (60) calendar days after an Executive's termination of employment.
(q)"Separation from Service" means an Executive's termination of employment with the Company and all Affiliates in a manner such as to constitute a separation from service as defined under Code Section 409A. For purposes of this Section, and in accordance with Treasury Regulation § 1.409A-1(h)(1}(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Executive reasonably anticipate that the level of bona fide services the Executive will perform after a certain date (whether as an employee or an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided by the Executive in the immediately preceding thirty-six (36) months.

(r)"Severance Payment" means the cash severance payable to an Executive under Sections 3(b)(i), 3(b)(ii), 4(a)(i), or 4(a)(ii) hereof.
(s)"Severance Period" means the period of time over which payments are made pursuant to Sections 3(b) or 4(a) hereof, as designated by the Committee with respect to each covered Executive.
(t)"Target Incentive Compensation" means with respect to any calendar year, the annual incentive bonus the Executive would have been entitled to receive under any applicable plan or program of the Company (or of an Affiliate) providing for incentive compensation (i) had he/she remained employed by the Company (or an Affiliate) until the date required to receive such payment under the terms of the applicable plan; and (ii) had the performance level designated as "target" been met in that calendar year (regardless of what performance level is actually achieved in such calendar year) - meaning, for the avoidance of doubt, one hundred percent (100%), and no more or less, of the Executive's target incentive bonus.
(u)"Tier" means, with respect to any Executive designated from time to time by the Committee or its designee, either Tier I or Tier II to which the Committee or its designee specifically assigns such Executive for purposes of establishing the amount of severance benefits such Executive may receive under the Plan as delineated in Sections 3 and 4 of the Plan.
(v)"Vested Benefits" means amounts that are vested or that the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its Affiliates (collectively referred to as the "Benefit Plans"), at or subsequent to the date of the Executive's termination without regard to the performance by the Executive of further services or the resolution of a contingency and payable in accordance with applicable law and the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued.
2.Eligibility. The Plan is available to those Executives designated from time to time by the Committee or its designee, in its or his/her sole discretion, and any Executive's eligibility shall become effective only upon the issuance of a written notice to such Executive which sets forth the Executive's status as a Tier I or Tier II Executive.

3.Benefits upon Certain Terminations.
(a)Termination for Any Reason. In the event of the termination of an Executive's employment for any reason, the Executive shall be entitled to:
(i)any Earned Compensation as of the date of termination; and
(ii)Vested Benefits, if any.
Nothing in this Plan shall amend or modify the terms of any Benefit Plan(s). No additional termination benefits shall be paid or payable to or in respect of the Executive pursuant to this Plan unless such Executive qualifies for payment under Section 3(b) or 4(a) hereof.

(b)Involuntary or Good Reason Termination. If the Executive's employment with the Company (or an Affiliate, as applicable) is terminated by the Company (or the Affiliate, as applicable) without Cause, or the Executive terminates his/her employment for Good Reason, the Executive shall be entitled to the following payments and other benefits (in addition to the payments under Section 3(a) hereof):
(i)Tier I Executives. Subject to Section 7(c), a Tier I Executive shall receive the following Severance Payments: {A) salary continuation payments in an amount equal to one (I) times the Executive's Base Salary, less applicable withholdings and deductions, payable to Executive as continued Base Salary over the number of regular payroll periods between his/her date of termination and the twelve (12)-month anniversary of his/her date of termination in accordance with the Company's (or the Affiliate's, as applicable) standard payroll practices; and (B) Target Incentive Pay in an amount equal to one (1) times the Executive's Target Incentive Compensation for the calendar year which includes his/her date of termination, with such Target Incentive Pay to be paid in a single lump-sum payment paid at the time all active executives are paid with respect to the respective calendar year in accordance with the underlying incentive plan terms and conditions.
(ii)Tier II Executives. Subject to Section 7(c), a Tier II Executive shall receive Severance Payments in the form of salary continuation payments in an amount equal to one (I) times the Executive's Base Salary, less applicable withholdings and deductions. payable to Executive as continued Base Salary over the number of regular payroll periods between his/her date of termination and the twelve (12)-month anniversary of his/her date of termination in accordance with the Company's (or the Affiliate's, as applicable) standard payroll practices. For the avoidance of doubt, Tier II Executives shall not be eligible to receive Target Incentive Pay.
(iii)Medical Benefits for Tier I and Tier II Executives. The Company will provide comparable medical (including prescription drug), dental, and hospitalization benefits, as applicable, to the Tier I or Tier II Executive and his/her eligible dependents for the Severance Period, provided the Executive continues to pay the applicable employee rate for such coverage and the Executive formally and timely elects continuation coverage pursuant to the materials that will be provided to Executive by the Company (or its designee for such purpose) under separate cover; provided, however, that the Company may, in its sole discretion, require the Executive to pay the total premium (employee and Company portion) for such benefits to the benefits provider in order to continue any or all such benefits coverage. In such event, the Company may, to the extent permitted by applicable law, make monthly or other lump sum cash payments to Executive equal to the Company's share of premiums for any such benefits (as are normally paid by the Company on behalf of similarly-situated actively employed executives of the Company). Executive's coverage shall continue until the earlier of:
(A)the last day of the Severance Period;

(B)Executive's death (provided that benefits provided to Executive's spouse and dependents shall not terminate upon Executive's death); or
(C)the date, or dates, the Executive receives substantially equivalent coverage and benefits under the plans and programs of a subsequent employer or the employer of the Executive's spouse (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit basis).
If the Executive's coverage under this subparagraph (iii) terminates due to any event or occurrence other than Clauses (A), (B) or (C) above, the Company shall provide Executive with a lump-sum payment in an amount equal to the number of remaining months of coverage to which he/she is entitled times the then-applicable Company portion of the premium for the relevant benefit plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires. Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company (or the Affiliate, as applicable) in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. In the case of any coverage or plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) would apply, any continuation of such coverage shall run concurrently with any period of continuation coverage required under COBRA and shall otherwise be provided in accordance with COBRA and the regulations issued thereunder. Nothing in this Agreement shall amend or modify the terms of any plan, contract, or program providing for medical, prescription drug, dental, and/or hospitalization benefits.
4.Benefits upon Change in Control and Termination.
(a) Payments Following a Change in Control. In lieu of the payments due under Section 3(b) hereof, in the event the Executive's employment with the Company is terminated by reason of a termination without Cause or termination for Good Reason within the twenty-four (24) month period immediately following a Change in Control, the Executive shall be entitled to the following payments and other benefits (in addition to the payments under Section 3(a) hereof):
(i)Tier I Executive Severance Payment.    A Tier I Executive shall receive a Severance Payment equal to two (2) times the sum of:
(A)the Executive's Base Salary, plus

(B)the Executive's Target Incentive Compensation,
less applicable withholdings and deductions. Subject to Section 7(c), such Severance Payment amount shall be payable to the Executive equally (or approximately equally) over the number of pay periods between his/her date of termination and the twenty-fourth (24th) month anniversary of his/her date of termination through which salary continuation would have been available to Executive pursuant to Section 3(b) hereof but for the Change in Control in accordance with the Company's (or the Affiliate's, as applicable) standard payroll practices;
(ii)Tier II Executive Severance Payment. A Tier I[ Executive shall receive a Severance Payment equal to one (I) times the sum of:
(A)the Executive's Base Salary, plus

(B)the Executive's Target Incentive Compensation,
less applicable withholdings and deductions. Subject to Section 7(c), such Severance Payment amount shall be payable to the Executive equally (or approximately equally) over the number of pay periods between his/her date of termination and the twelfth (12'11) month anniversary of his/her date of termination through which salary continuation would have been available to Executive pursuant to Section 3(b) hereof but for the Change in Control in accordance with the Company's (or the Affiliate's, as applicable) standard payroll practices;
(iii)Medical Benefits for Tier I and Tier II Executives. The Company will provide comparable medical (including prescription drug), dental, and hospitalization benefits, as applicable, to the Tier I or Tier II Executive and his/her eligible dependents for the 12-month or 24-month Severance Period applicable to the Executive, provided the Executive continues to pay the applicable employee rate for such coverage and the Executive formally and timely elects continuation coverage pursuant to the materials that will be provided to Executive by the Company (or its designee for such purpose) under separate cover; provided, however, that the Company may, in its sole discretion, require the Executive to pay the total premium (employee and Company portion) for such benefits to the benefits provider in order to continue any or all such benefits coverage. In such event, the Company may, to the extent permitted by applicable law, make monthly or other lump sum cash payments to Executive equal to the Company's share of premiums for any such benefits (as are normally paid by the Company on behalf of similarly situated actively employed executives of the Company). Executive's coverage shall continue until the earlier of:
(A)the last day of the 12-month or 24-month Severance Period applicable to the Executive;
(B)Executive's death (provided that benefits provided to Executive's spouse and dependents shall not terminate upon Executive's death); or
(C)the date, or dates, the Executive receives substantially equivalent coverage and benefits under the plans and programs of a subsequent employer or the employer of the Executive's spouse (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit basis).

If the Executive's coverage under this subparagraph (ii) terminates due to something other than Clauses (A), (B) or (C) immediately above, the Company shall provide Executive with a lump sum payment in an amount equal to the number of remaining months of coverage to which he/she is entitled times the then-applicable Company portion of the premium for the relevant benefit plan in which Executive participated. Such lump sum amount will be paid during the second month following the month in which such coverage expires. Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company (or the Affiliate, as applicable) in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. In the case of any coverage or plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) would apply, any continuation of such coverage shall run concurrently with any period of continuation coverage required under COBRA and shall otherwise be provided in accordance with COBRA and the regulations issued thereunder. Nothing in this Agreement shall amend or modify the terms of any plan, contract, or program providing for medical, prescription drug, dental, and/or hospitalization, benefits.

(b)     Parachute Excise Tax - No Gross-Up Payment; Possible Reduction of Payments.

(i)If it is determined that any amount or benefit to be paid or payable to Executive under this Plan or otherwise in conjunction with Executive's employment (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise in conjunction with Executive's employment) would give rise to liability of Executive for the excise tax imposed by Code Section 4999, as amended from time to time, or any successor provision (the "Excise Tax"), then the amount or benefits payable to Executive (the total value of such amounts or benefits, the "Payments") shall be reduced by the Company to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax; provided, however, such reduction shall be made only if it results in Executive retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes). In the event Payments are required to be reduced pursuant to this Section 4(b), they shall be reduced in the following order of priority in a manner consistent with Code Section 409A: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits.
(ii)The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the "Accountants") shall make in writing in good faith all calculations and determinations under this Section 4(b), including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 4(b), the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 4(b). The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.
5.Conditions and Limitations on Severance Payments. The following conditions and limitations shall apply to all severance benefits payable under this Plan and all Severance Payments under the Plan shall be specifically conditioned upon the Executive's satisfaction of the conditions noted:
(a)Full Discharge of Company Obligations. The amounts payable to Executive under this Plan following termination of the Executive's employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive's rights under this Plan and any other claims the Executive's may have in respect of his/her employment by the Company or any of its Affiliates other than claims for common law torts or under other contracts between Executive and the Company or its Affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive's receipt of such amounts, the Company and alt its Affiliates shall be released and discharged from any and all liability to Executive in connection with this Plan or otherwise in connection with Executive's employment with the Company and its Affiliates.
(b)Release. Notwithstanding anything in the Plan to the contrary, as a condition to receiving any amount in excess of the Earned Compensation and the Vested Benefits, the Executive shall execute a comprehensive separation agreement and release and waiver of claims in favor of the Company and its Affiliates, including confidentiality, non-solicitation, regulatory compliance, cooperation and non-disparagement covenants, in the form provided by the Company (the "Release"). The Company shall deliver the Release to the Executive within ten (10) calendar days of the Executive's termination of employment. The Executive must deliver to the Company an original, signed Release and the revocability period (if any) must elapse by the Release Deadline. Payment of any amount in excess of the Earned Compensation and the Vested Benefits, which are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when the Executive executes the Release; provided, however, that where the Executive's termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where the Executive's termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. If the Executive does not deliver an original, signed Release to the Company within forty-five (45) calendar days after receipt of the same from the Company,
(i) the Executive's rights shall be limited to the Earned Compensation and the Vested
Benefits, and (ii) neither the Company nor any Affiliate shall have no obligation otherwise to provide the Executive any amounts in excess of the Earned Compensation and the Vested Benefits or any other monies on account of the termination of the Executive's employment.

(c)No Mitigation; No Offset. In the event of any termination of employment that entitles the Executive to a payment or payments under this Plan, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Plan on account of any remuneration attributable to any subsequent employment that he/she obtains, except as may be applied pursuant to COBRA or other applicable law respecting the continuation of benefits.
(d)Company Property. Promptly following termination of the Executive's employment, Executive shall return to the Company all property of the Company or any Affiliate, and all copies thereof in Executive's possession or under his/her control, except that Executive may retain his/her personal notes, diaries, Rolodexes, calendars and correspondence.
(e)Confidentiality. Without the prior written consent of the Company, except:
(i) in the course of carrying out his or her duties hereunder; or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its Affiliates or information designated as confidential or proprietary that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive's breach of this Section 6(e)).
(f)Non-Solicitation of Employees. During the Executive's employment with the Company, and any Affiliate thereof, and during the eighteen (18) month period following any termination of the Executive's employment for any reason, the Executive shall not, except in the course of carrying out his/her duties hereunder, directly or indirectly induce any employee of the Company or any of its Affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months. The restrictions in this Section 5(t) shall be extended for any time during which the Executive is in breach such that the Executive does not engage in any of the activities during the Executive's employment and during the eighteen (18) month period following any termination of the Executive's employment for any reason.
(g)Non-Disparagement. The Executive shall not disparage, slander or injure the business reputation or goodwill of the Company (or any Affiliate) in any material way, including, by way of illustration, through any contact with vendors, suppliers, employees or agents of the Company (or any Affiliate) which could harm the business reputation or goodwill of the Company (or any Affiliate).

(h)Confidentiality of Payments under the Plan. The Executive shall keep all aspects of this Plan not otherwise currently publicly available, including but not limited to the fact, amount and/or duration of any payment under this Plan, strictly confidential, except that Executive may make necessary disclosures to his/her attorney(s) or tax advisor(s) that are retained to advise the Executive in connection with amounts paid under this Plan.
(i)Regulatory Compliance. It is the Company's policy, communicated to the Executive and other employees, that employees must bring to the Company's attention any incidents of misconduct or wrongdoing in any areas of statutory or regulatory compliance, both governmental and industry. The Executive shall affirm that he/she has acted in accordance with such policy and that the Executive has no knowledge of any such incident, which the Executive has not brought to the attention of appropriate employees and officers of the Company.
(j) Cooperation. The Executive shall cooperate and assist the Company with any investigation, regulatory matter, lawsuit or other such matter in which the Company is a subject, target or party and as to which the Executive may have pertinent information. The Executive shall be reasonably available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions, if applicable. The Company agrees to make every reasonable effort to provide the Executive with reasonable notice in the event the Executive's participation is required. The Company shall reimburse the Executive's reasonable out-of-pocket costs incurred by the Executive as the direct result of the Executive's participation, provided that such out-of-pocket expenses are supported by appropriate documentation and have prior authorization of the Company. The Executive shall perform all acts and execute any and all documents that may be reasonably necessary to carry out the provisions of this Section.
(k)Remedies. To the extent permitted by law, if the Company determines that the Executive has engaged in any of the restricted activities referenced in this Section 5, the Company will immediately cease any unpaid salary continuation, target incentive compensation or other Severance Payments and will have the right to repayment of any such payments that have already been made. In addition, the covenants and obligations of the Executive with respect to confidentiality, Company property, non-solicitation, and non disparagement relate to special, unique, and extraordinary matters and a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations under the Plan. These injunctive remedies shall be cumulative and in addition to any other rights and remedies the Company has at law or in equity.
(l)Judicial Modification. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable,
(i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the Committee or the Company and any affected Executive shall request that the court exercise that power, and (iii) this Plan shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.
(m)Reservation of Rights. Nothing in this Plan or the Release required under Section 5(b) is intended or should be construed to prevent the Executive from exercising his or her rights to file a charge with, provide accurate information to or to cooperate with or participate in an investigation or proceeding conducted by any governmental, regulatory or administrative agency or from complying with compulsory legal process or legally required disclosure obligation.
6.Claims for Benefits.
(a)Claims Procedures. Generally, the Company will provide Severance Benefits without the necessity of a formal written claim by the Executive. However, if any person believes he or she is being denied any rights or benefits under the Plan, such person (or the person's duly authorized representative) may file a claim in writing with the Company within ninety (90) calendar days following the applicable Executive's date of termination. Any such claim should be sent to TreeHouse Foods, Inc., Attention: Chief Administrative Officer or Senior Vice President of Human Resources, 202 I Spring Road, Suite 600, Oak Brook, IL 60523. If any such claim is wholly or partially denied, the Committee will notify the claimant of its decision in writing. The notification will set forth, in a manner calculated to be understood by the claimant, the following: {i) the specific reason or reasons for the adverse determination, (ii) reference to the specific Plan provisions on which the determination is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. Such notification wi11 be given within ninety (90) calendar days after the claim is received by the Committee, or within one-hundred eighty
(180) calendar days, if the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial ninety (90) day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a benefit determination.
(b)Appeal Procedure; Review Procedures. Within sixty (60) calendar days after the receipt of notification of an adverse benefit determination, a claimant (or the claimant's duly authorized representative) may file a written request with the Committee for a review of the claimant's adverse benefit determination and submit written comments, documents, records, and other information relating to the claim for benefits. A request for review will be deemed filed as of the date of receipt of such written request by the Committee. The claimant then has the right to review pertinent documents and to submit issues and comments in writing. A claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits. The Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee will notify the claimant of its decision on review in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits, and (d) a statement of the claimant's right to bring a civil action under ERISA Section 502(a). The decision on review will be made within sixty (60) calendar days after the request for review is received by the Committee or within one-hundred twenty (120) calendar days if the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial sixty
(60) day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.
(c)Legal Actions. The claims and review procedures described in this Article
6 must be utilized before a legal action may be brought against the Company, the Committee, an Employer, any employee, or officer thereof, or the Plan. Any legal action must be filed within one (1) year of receiving final notice of a denied claim.
7.Miscellaneous.
(a)Survival. Sections 5(e), (f), (g), (h), (i), (j), and (k), Section 6, and Sections 7(o) and (p) shall survive the termination of this Plan.
(b)State Unemployment Benefits. For purposes of state unemployment benefits, Severance Benefits shall be expressly deemed allocated over the Severance Pay Period, even if paid in a single lump sum.
(c)Code Section 409A. Notwithstanding any other provision herein, the Plan is intended to comply with or be exempt from Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall at all times be interpreted and administered in accordance with such intent. To the extent that any provision of the Plan violates Code Section 409A, such provision shall be automatically reformed, if possible, to comply with Code Section 409A or stricken from the Plan.
(i)To the extent that a distribution is on account of an Executive's Separation from Service and the Executive is a Specified Employee (as defined below) as of the date of Separation from Service, distributions to the Executive that are not otherwise excluded under Code Section 409A under the exception for short term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, may not be made before the date that is six

(6) months after the date of Separation from Service (the "Six Month Delay") or, if earlier, the date of the Executive's death. Payments to which the Executive otherwise would be entitled during the Six Month Delay will be accumulated and paid on the first day of the seventh (7th) month following the month in which the Separation from Service occurs or, if earlier, the date of the Executive's death. For purposes of the Plan, the term "Specified Employee" has the meaning given to that term in Code Section 409A and Treasury Regulation § l.409A-l(i) (or any similar or successor provisions).
(ii)Each payment under the Plan or any Employer benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.
(iii)To the extent any reimbursements or in-kind benefit payments under the Plan are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation Section l .409A- 3(i)(l )(iv) (or any similar or successor provisions).
(iv)The Company may amend the Plan to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.
(v)Nothing in the Plan shall be construed as a guarantee of any particular tax effect for Executives.
(vi)Notwithstanding any other provision of the Plan, no election shall be permitted, and no payment shall be made that would violate the requirements of or cause taxation to any person under Code Section 409A. All provisions of the Plan shall be interpreted in a manner consistent with Code Section 409A and the regulations and other guidance promulgated thereunder.
(vii)The Company cannot and does not guarantee that the payments and benefits provided under the Plan will satisfy all applicable provisions of Code Section 409A.
(d)Binding Effect. This Plan shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Plan, either contractually or as a matter of law. In the event of a sale of assets as described in the preceding sentence, the Company shall use its reasonable best efforts to cause such assignee or transferee to assume expressly the liabilities, obligations, and duties of the Company hereunder. This Plan shall also inure to the benefit of Executive's heirs, executors, administrators and legal representatives and beneficiaries.
(e)Inalienability; Assignment. Except as provided under Section 7(b), in no event may any Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
(f)Entire Plan. This Plan document constitutes the entire understanding of the Company and the Executive with respect to the matters referred to herein. With respect to each Executive the Committee has designated as covered by the Plan, this Plan supersedes all prior plans, policies and practices of the Company, including provisions of a prior employment agreement, if any, between the Executive and the Company (or an Affiliate) with respect to severance or separation pay for the Executive. The Plan is the only severance program for such Executives.
(g)Severability; Reformation. In the event that one or more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Sections S(e), (f), (g), (h), (i), or (j) is not enforceable in accordance with its terms, such Section(s) shall be interpreted or reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.
(h)Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Plan shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his/her rights hereunder on any occasion or series of occasions.
(i)Administration.
(i)Powers of Plan Administrator. The Committee is plan administrator and the Plan is administered by the Committee. The Committee has the power, in its sole discretion, to approve and interpret the Plan, to decide all matters under the Plan, including eligibility to participate and benefit entitlement, and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. The Committee's determinations and interpretations shall be conclusive and binding on all individuals. In administering the Plan, the Committee may, at its option, employ compensation consultants, accountants, counsel, and other persons to assist or render advice and other services, all at the expense of the Company.
(ii)Authority to Delegate. The Committee may delegate all or part of its authority to such other person or persons as the Committee designates from time to time. By approval and adoption of this amendment to the Plan, the Committee hereby delegates to the Chief Administrative Officer and, only in the event that the position of Chief Administrative Officer becomes vacant, the Senior Vice President of Human Resources (or, if different, the highest level Human Resources officer) of the Company authority to determine Eligibility under the Plan (which includes the designation of specific persons as Tier I or Tier II Executives) and authority over all aspects of day-to-day administration of the Plan (including but not limited review of claims for benefits). The actions of the acting designee (Chief Administrative Officer or, in the event that the position of Chief Administrative Officer becomes vacant, the Senior Vice President of Human Resources (or, if different, the highest level Human Resources officer)) shall be final and binding on all employees and Executives. Notwithstanding the foregoing, the Committee may not delegate to any person its authority to terminate, modify or amend the Plan.
(iii)Indemnification. The Company shall indemnify and hold harmless each of the members of the Committee and any employee to whom any of the duties of the Committee may be delegated, from and against any and all claims, losses, costs, damages expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by such member or such employee. This indemnification shall be in addition to, and not in limitation of, any other indemnification of any such member or employee.
(j)Source of Payments. All payments under the Plan will be paid in cash (except with respect to the payment of Vested Benefits which will be paid in accordance with the terms of the applicable Benefit Plans) from the general funds of the Company; no separate fund will be established under the Plan and no assets will be segregated or set aside for the sole purpose of making payments under the Plan. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.
(k)No Expansion of Employment Rights. Neither the establishment or maintenance of the Plan, the payment of any amount under the Plan, nor any action of the Company, or any Affiliate thereof, shall confer upon any individual any right to be continued as an employee nor any right or interest in the Plan other than as provided in the Plan.
(l)Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to amend or terminate the Plan, in whole or in part, for any reason or no reason, at any time and from time to time. Any such amendment or termination may affect the benefits payable to an Executive.
(m)Headings. Headings to Sections in this Plan are for convenience only and are not intended to be part of or to affect the meaning or interpretation hereof.
(n)Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state, or local income or employment tax laws or similar statutes or other provisions of law then in effect.
(o)Compensation Recovery Policy. All payments under this Plan shall be subject to the compensation recovery policy adopted by the Company to comply with applicable law or to comport with good corporate governances practices, as determined by the Board or Board committee, in its sole discretion, as such policy may be amended from time to time.

(p)Governing Law. This Plan shall be governed by the laws of the State of Illinois without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. The Company and the Executive agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the Federal Courts located in Cook County in the State of Illinois, and the Company and the Executive hereby submit and consent to said jurisdiction and venue.
(q)Plan Supplements. Plan provisions may be modified by supplements to the Plan. The terms and provision of each supplement are a part of the Plan, and supersede the Plan's provisions to the extent necessary to eliminate any inconsistencies between the Plan and the supplement.
IN WITNESS WHEREOF, TreeHouse Foods, Inc., by its duly authorized officer, has executed this Plan on the date indicated below.

TREEHOUSE FOODS, INC.

/s/ Thomas E. O’Neill
Thomas E. O’Neill
Executive Vice President, General Counsel, and Chief Administrative Officer